For further information, contact:

                                        Faye E. Feger
                                        Senior Vice President &
                                        Director of Corporate Finance
                                        (717) 231-5705

Harrisburg,    PA    -    July    18,    2000:    Keystone    Financial,    Inc.
("Keystone")(NASDAQ:KSTN), today reported results for the quarter and six-months ended June 30, 2000.

For the second quarter, Keystone reported net income of $20.2 million or earnings per share of $0.41, compared with $24.6 million or $0.50 per share for the prior year. Amounts for the six months ended June 30, 2000 were net income of $40.0 million or $0.82 per share, compared with $45.7 million or $0.92 per share for the same period last year. Amounts for 1999 exclude special charges associated with internal restructuring which reduced earnings per share by $0.01 for the second quarter and by $0.26 for the six months ended June 30, 1999.

While earning asset levels increased 4.6% from the same quarter last year, the current interest rate environment created pressure on the net interest margin, resulting in a declined level of net interest income. Similarly, mortgage banking revenue was constrained by reduced demand for fixed-rate mortgages associated with higher interest rates. Credit quality remains strong and assets totaled $7 billion at June 30.

As announced on May 17, Keystone intends to merge with M&T Bank Corporation of Buffalo, New York, creating a banking franchise with combined assets of approximately $30 billion and 450 branches located throughout New York, Pennsylvania, Maryland and West Virginia.

Mr. Campbell noted that the merger, which is subject to the approval of stockholders of both companies, as well as various regulatory agencies, is on target to be completed in the fourth quarter of 2000. "Once completed," Mr. Campbell said, "our combined organization, as one of the leading financial institutions in the area, will be in a strong position to gain additional market share."

Keystone Financial, Inc., the fourth largest financial institution headquartered in Pennsylvania, is the holding company for Keystone Financial Bank, NA, which has 175 branches throughout Pennsylvania, Maryland, and West Virginia and a Mobile Bank which operates throughout the tri-state area. Keystone also operates Martindale Andres & Co., an investment management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement benefit services firm; Keystone Brokerage, Inc., offering full service investment planning and discount brokerage; and a 24-hours-a-day, seven days a week Telephone Banking Center. For more information, Keystone can be reached on the Internet at www.keyfin.com.

Financial Highlights
(dollars in thousands, except per share data)


                            Quarter Ended June 30,             Year-to-Date

Earnings                       2000       1999 (3)  Change    2000     1999 (3)    Change
----------------------------------------------------------------------------------------
Net Interest Income (1)        $66,006   $66,924     (1)%   $129,600   $133,624      (3)%
Provision for Credit Losses      4,637     3,950     17        8,425      6,613      27
Noninterest Income              25,175    28,655    (12)      48,810     54,311     (10)
Net Securities Gains               119        20    495          204        445     (54)
Noninterest Expense             55,931    53,396      5      110,134    111,082      (1)
Net Income                      20,194    24,627    (18)      40,049     45,738     (12)

Earnings Per Share:
  Basic                          $0.41     $0.50    (18)%      $0.82      $0.93     (12)%
  Diluted                         0.41      0.50    (18)        0.82       0.92     (11)
Dividends Per Share               0.29      0.29      -         0.58       0.58       -

Performance Indicators
--------------------------------------------------------------------------------------------
Return on Average Assets          1.16  %   1.48  %             1.16  %    1.37   %
Return on Average Equity         14.51     17.49               14.35      15.49
Net Interest Margin               4.07      4.31                4.03       4.26
Provision for Credit Losses/
   Average Loans (2)              0.41      0.36                0.37       0.30
Noninterest Expense/Revenues     61.34     55.87               61.73      59.11


                                        June 30,
At Period End                      2000         1999        Change

-----------------------------------------------------------------------
Investments                    $1,666,136   $1,612,212        3 %
Loans                           4,609,584    4,432,600        4
Total Assets                    7,038,933    6,748,497        4
Deposits                        5,039,143    5,026,958        -
Shareholders' Equity              566,312      576,151       (2)

Book Value per Share               $11.54       $11.89
Equity to Assets Ratio               8.05 %       8.54   %
Risk Adjusted Capital/
  Assets Ratio                      11.82        12.63

Asset Quality
-----------------------------------------------------------------------
Nonperforming Assets to Loans        0.89 %       0.73 %
Loans 90 Days Past Due               0.45         0.56
-----------------------------------------------------------------------
  Total Risk Elements to Loans       1.34 %       1.29 %
-----------------------------------------------------------------------
Allowance for Credit Losses
  to Loans                           1.34 %       1.35 %
Allowance to Nonperforming Loans      162          206
Net Charge-Offs to Average Loans (2) 0.32         0.35
-----------------------------------------------------------------------
(1)  Fully taxable-equivalent
(2)  Annualized
(3)  Where applicable, 1999 amounts are reported exclusive of special charges associated with the unification of Keystone's seven banks under a single charter.